Artisan Partners Asset Management Inc. Reports August 2024 Assets Under Management
Milwaukee, WI - September 11, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of August 31, 2024 totaled $166.2 billion. Artisan Funds and Artisan Global Funds accounted for $80.1 billion of total firm AUM, while separate accounts and other AUM1 accounted for $86.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of August 31, 2024 - ($ Millions)
Growth Team
Global Opportunities	$21,932
Global Discovery	1,726
U.S. Mid-Cap Growth	12,657
U.S. Small-Cap Growth	3,111
Global Equity Team
Global Equity	361
Non-U.S. Growth	13,488
China Post-Venture	172
U.S. Value Team
Value Equity	4,852
U.S. Mid-Cap Value	2,866
Value Income	16
International Value Team
International Value	46,338
International Explorer	341
Global Value Team
Global Value	28,942
Select Equity	335
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,926
Credit Team
High Income	11,010
Credit Opportunities	249
Floating Rate	79
Developing World Team
Developing World	3,985
Antero Peak Group
Antero Peak	2,087
Antero Peak Hedge	225
International Small-Mid Team
Non-U.S. Small-Mid Growth	7,214
EMsights Capital Group
Global Unconstrained	641
Emerging Markets Debt Opportunities	1,003
Emerging Markets Local Opportunities	655

Total Firm Assets Under Management ("AUM")	$166,211
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $95.1 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.